Exhibit (k)(3)

AMENDMENT ONE

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of [   ]:

Term	Means
“Existing Agreement”	The Services Agreement among SS&C, Existing Fund and Management dated [ ]
“SS&C”	SS&C Technologies, Inc. DST Asset Manager Solutions, Inc. ALPS Fund Services, Inc.
“Fund”	YieldStreet Prism Fund Inc. f.k.a. YieldStreet Multi-Asset Fund Inc.
“Management”	YieldStreet Management, LLC

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Annex A and general terms in Annex B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

SS&C Technologies, Inc.	YieldStreet Management, LLC

By:	By:
Name:	Name:
Title:	Title:

DST Asset Manager Solutions, Inc.	YieldStreet Prism Fund Inc.

By:	By:
Name:	Name:
Title:	Title:

ALPS Fund Services, Inc.

By:
Name:
Title:

Annex A to this Amendment

Amendments

The Existing Agreement is amended as follows:

1.	YieldStreet Multi-Asset Fund Inc. changed its corporate name to YieldStreet Prism Fund Inc. All references to the former name “YieldStreet Multi-Asset Fund Inc.” shall be replaced with the new name “YieldStreet Prism Fund Inc.”

2.	Section 12. Notices is amended to replace the address for Fund or Management as follows:

If to Fund or Management:

YieldStreet Management, LLC

300 Park Avenue, 15th Floor

New York, NY 10022

Attention: General Counsel

Tel: (844) 943-5378

E-mail: iwolk@yieldstreet.com, with a copy to legal@yieldstreet.com

3.	Schedule C is replaced with Schedule C attached hereto.

Annex B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as is the Existing Agreement.

Schedule C

Funds

Fund	Domicile
Closed End RIC Funds
YieldStreet Prism Fund Inc.	Maryland, US
REIT Funds
To be added pursuant to Section 7.2(iii) of the Agreement